Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Third Quarter 2016	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic Earnings Per Share ("EPS"):
Net income available to common stockholders	$38,502	57,978	$0.66

Effect of dilutive securities:
Stock compensation plans	—	753

Diluted EPS:
Net income available to common stockholders	$38,502	58,731	$0.66

Third Quarter 2015	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$46,996	57,292	$0.82

Effect of dilutive securities:
Stock compensation plans	—	692

Diluted EPS:
Net income available to common stockholders	$46,996	57,984	$0.81

Nine Months Ended September 30, 2016	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$119,135	57,839	$2.06

Effect of dilutive securities:
Stock compensation plans	—	773

Diluted EPS:
Net income available to common stockholders	$119,135	58,612	$2.03

Nine Months Ended September 30, 2015	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$120,472	57,147	$2.11

Effect of dilutive securities:
Stock compensation plans	—	691

Diluted EPS:
Net income available to common stockholders	$120,472	57,838	$2.08